Exhibit 23.4

KPMG LLP

Brickell City Centre, Suite 1200

78 SW 7

StreetMiami, FL 33130

Consent of Independent Auditors

We consent to the use of our report dated March 27, 2025, with respect to the consolidated financial statements of TelevisaUnivision, Inc., which report appears in the Form 20-F of Grupo Televisa, S.A.B. dated April 30, 2025, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Miami, Florida

August 6, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.